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                                                                     Exhibit 3.7

                     RESTATED CERTIFICATE OF INCORPORATION
                              OF MICROCLOCK, INC.

          MircroClock, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is MircroClock, Inc. MircroClock, Inc. was originally incorporated under the name ICS Acquisition Company, and the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 12, 1997.

          2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, without further amending, the provisions of the Certificate of Incorporation of this corporation.

          3. The text of the Certificate of Incorporation, as heretofore amended, is hereby restated to read in its entirety as follows:

          FIRST:  The name of the corporation is MircroClock, Inc.
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          SECOND:  The registered office of the corporation is located at
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Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the
County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD:  The purpose of the corporation is to engage in any lawful act
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or activity for which a corporation may be organized under the General
Corporation Law of Delaware.

          FOURTH:  The corporation shall be authorized to issue One Thousand
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(1,000) shares all of which are to be of one class of Common Stock with a par value of $.01 per share.

          FIFTH:  Elections of directors need not be by written ballot.
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          SIXTH:  The board of directors shall have the power, in addition to
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the stockholders, to make, alter, or repeal the by-laws of the corporation.

          SEVENTH:  A director of the corporation shall not be liable to the
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corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Certificate of Incorporation in accordance with subsection (a) of Section 141 of Title 8 of the Delaware Code, exercise or perform any of the powers or
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duties otherwise conferred or imposed upon the board of directors by Title 8 of the Delaware Code.

          EIGHTH:  The corporation reserves the right to amend, alter, change or
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repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.